NEWS RELEASE

DRESS BARN, INC. RAISES FISCAL YEAR 2010 EARNINGS GUIDANCE

SUFFERN, NY – JANUARY 11, 2010 - Dress Barn, Inc. (NASDAQ - DBRN) today announces it is raising earnings guidance for its fiscal year ending July 31, 2010.

As a result of better than expected holiday season sales and margin performance, the Company is raising its diluted earnings per share guidance for fiscal 2010 by $0.05 to a range of $1.40 to $1.50 from its previous guidance of $1.35 to $1.45 announced December 16, 2009.

David R. Jaffe, President and Chief Executive Officer commented, “We were very pleased with our sales and margin performance at each of our concepts over the important holiday season.  With overall stronger than expected comps sales and continued good inventory management, we have been able to outperform our expectations and deliver excellent profitability. The addition of Justice, which led our performance during the holiday season, has proceeded smoothly and we remain very excited about the earnings potential of this transaction to deliver increased value to our shareholders.”

The Company noted that comparable store sales for the holiday season, comprising the period from Black Friday to the Saturday after New Year’s Day, were up 10% on a consolidated basis, with dressbarn showing an increase of 3%, maurices up 3% and Justice delivering a comp increase of 17% for this period.

The Company further noted that beginning on February 4, 2010, it expects to report quarterly comparable store sales results on the first Thursday of the month following the close of each quarter.  In prior practice, the Company had reported quarterly comparable store sales results when it presented its full financial results for the corresponding quarter. The Company believes this adjustment to reporting practice will provide its investors with more timely information on the performance of the business and better align it with industry peers.

The Company previously announced that in order to further improve its strong balance sheet, it is in the process of an exchange offer for the redemption of its $112.5 million convertible senior notes. The offer expires on January 22, 2010 and is expected to settle on January 27, 2010. If the notes are fully redeemed it would eliminate $112.5 million of debt and $9 million of annual interest expense while still maintaining approximately $250 million of cash and investments.

As previously announced, the Company will be participating in the 8th Annual Cowen and Company Consumer Conference on Tuesday, January 12, 2010 at The Westin New York at Times Square in New York, NY and the 12th Annual ICR XChange Conference on Wednesday, January 13, 2010 at the St. Regis Monarch Beach Resort in Dana Point, California. Copies of these presentations are now available at www.dressbarn.com in the investor relations section.

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality casual and career women’s fashion apparel at value prices through its dressbarn and maurices brands and tween girls’ fashion apparel through its Justice brand.  As of January 8, 2010, the Company operated 837 dressbarn stores in 47 states, 741 maurices stores in 44 states and 906 Justice stores in 45 states and Puerto Rico. For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is available in our most recent report on Form 10-K for the year ended July 25, 2009 and Form 10-Q for the quarter ended October 24, 2009.

CONTACT:	Dress Barn, Inc.
Investor Relations
(845) 369-4600